EXHIBIT 99.1

Contacts: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corp. (413) 747-3304 lsharp@smith-wesson.com
Robert H. Brust Joins Smith & Wesson
Holding Corporation Board of Directors
SPRINGFIELD, Mass., July 14, 2011 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced that it has appointed Robert H. Brust to the company’s board of directors. Brust will serve as a member of the audit committee.
Brust, 68, most recently served as Chief Financial Officer for Sprint Nextel Corporation. Prior to that, he spent seven years as Chief Financial Officer and Executive Vice President of Eastman Kodak Company. He also served as Chief Financial Officer of Unisys Corporation. He spent 31 years at General Electric, where he last led the finance operations of the company’s plastics business. He joined General Electric in 1965, working in a variety of financial management positions in businesses including motors, capacitors, steam turbines and generators, and engineering services.
Barry M. Monheit, Chairman of the Board for Smith & Wesson Holding Corporation, said, “Bob is a seasoned executive with financial leadership experience at a number of world class, publicly traded companies. His extensive knowledge of financial and operational practices in manufacturing environments, as well as his prior board experience with consumer-oriented companies, will be a tremendous asset to our board of directors.”
Brust is a graduate of Penn State University and holds a BS in Accounting. He is a member of the board of directors and audit committee chairman of Covidien Ltd., a member of the ICG Commerce Manufacturing Executive Advisory Board, and a trustee for the Nantucket Cottage Hospital. He formerly served as director and audit committee chairman at Delphi Corporation and Applied Materials.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets, and designs and constructs facility perimeter security solutions for military and commercial applications. Smith & Wesson Holding Corporation companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Smith & Wesson Security Solutions, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com.